Exhibit 10.97

AMENDED AND RESTATED

MANAGEMENT COMPENSATION AGREEMENT

(Vice President and General Counsel)

between

PINNACLE AIRLINES CORP.

and

BRIAN T. HUNT

dated as of

November 30, 2011

Amended and Restated

Management Compensation Agreement

for the Vice President and General Counsel

of

Pinnacle Airlines Corp.

This Management Compensation Agreement (the "Agreement") is made, entered into, and effective as of November 30, 2011, by and between Pinnacle Airlines Corp., a Delaware corporation ("Company") and Brian T. Hunt ("Executive").

RECITALS

Executive is currently employed by Company at will; and

Company and Executive wish to continue that employment relationship and to state the terms and conditions of such employment and compensation.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, Company and Executive, intending to be legally bound, hereby agree as follows.

1.           Terms of Employment.

1.1           Employment.  Company agrees to continue to employ Executive, and Executive agrees to continue to serve Company, on the terms and conditions set forth herein.

1.2           Position and Duties.  During the term of Executive's employment hereunder, Executive shall serve as Vice President and General Counsel of Company and shall have such powers and duties consistent with such position in a company the nature and size of Company and as may from time to time be prescribed by the Chief Executive Officer or the Board of Directors consistent herewith.  Executive shall devote substantially all his working time and effort to the business and affairs of Company and its Affiliates.  Executive shall obtain approval prior to accepting any duties or responsibilities related to businesses other than Company and its Affiliates or charitable/community organizations (from the Chairman of the Board, or from the Board of Directors if Executive's time commitment may become significant, in the discretion of the Chairman).

2.           Compensation.

2.1           Annual.  Executive's Base Salary shall be his base salary in effect on the Effective Date, as modified thereafter by the Board.  Executive's Base Salary shall be payable in accordance with Company's payroll policies.

2.2           Incentive Compensation Programs.  In addition to Base Salary, Executive shall continue while employed hereunder to participate in Company's incentive compensation programs (including any annual bonus program, any long-term incentive program, and any successor programs) as set forth on Attachment "A" hereto (including any future amendments) (the "Incentive Compensation Programs").

2.3           Expenses.  During the term of Executive's employment hereunder, Executive shall be entitled to receive prompt reimbursements for all reasonable expenses incurred in performing services hereunder, provided that Executive properly accounts therefor in accordance with Company policy.

2.4           Benefit Programs; Attachment "A".  During the term of his employment, Company shall provide Executive with the same benefits that it provides generally to its other employees or specifically to its executive employees, including but not limited to life, medical, and dental insurance, pension, vacation, bonus, profit-sharing and savings plans and similar benefits, as such plans and benefits may be adopted, modified or eliminated by Company from time to time.  Executive shall also be entitled to the awards, payments and entitlements set forth on Attachment "A" hereto.

2.5           Indemnification and Insurance.  Company shall indemnify Executive with respect to matters relating to Executive's services as an officer and/or director of Company or any of its Affiliates to the extent set forth in Company's Certificate of Incorporation (limited by Delaware law, as reflected in Company's form of Indemnity Agreement being executed by Executive and Company contemporaneously herewith) as in effect on the date hereof as amended from time to time and in accordance with the terms of any other indemnification which is generally applicable to executive officers of Company or of its Affiliates that may be provided by Company or any such Affiliate from time to time.  The foregoing indemnity is contractual and will survive any adverse amendment to or repeal of the Certificate of Incorporation.  Company shall also cover Executive under any policy of officers' and (if Executive is a director at the relevant time) directors' liability insurance provided that such coverage is comparable to that provided currently or hereafter to any other executive officer or (if Executive is a director at the relevant time) director of Company.  The provisions of this Section 2.5 shall survive termination of Executive's employment, unless the termination is by Company for Cause.

3.           Termination of Employment.

3.1           Upon Death.  Executive's employment hereunder shall terminate upon his death.

3.2           By Company.  Company may terminate Executive's employment hereunder at any time with or without Cause.

3.3           By Executive.  Executive may terminate his employment hereunder at any time for any reason.

3.4           Notice of Termination.  Any termination of Executive's employment hereunder (other than by death) shall be communicated by thirty (30) days' advance written Notice of Termination by the terminating party to the other party to this Agreement; provided that no Notice of Termination is required in advance if the  Executive is terminated by Company for Cause.

4.           Payments in the Event of Termination of Employment.

4.1           Payments in the Event of Termination by Company for Cause or Voluntary Termination by Executive.  If Executive's employment hereunder is terminated by Company for Cause or by Executive other than for Good Reason, Company shall pay Executive (a) his accrued and unpaid Base Salary through the Date of Termination and (b) any vested or accrued and unpaid payments, rights or benefits Executive may be otherwise entitled to receive pursuant to the terms of Attachment "A" or any retirement, pension or other employee benefit or compensation plan (but not any Incentive Compensation Program) maintained by Company at the time or times provided therein.

4.2           Payments in the Event of Termination by Company other than for Cause or by Executive for Good Reason.  If Executive's employment hereunder is terminated by Company other than for Cause, or by Executive for Good Reason, and Executive experiences a Separation From Service:

(a)           Company shall pay Executive:

(i) any accrued and unpaid Base Salary through the Date of Termination;

(ii) any accrued and unpaid bonus or additional compensation under any annual bonus plan (the "Incentive Bonus") for any calendar year ended before the Date of Termination;

(iii) a pro rata share (based on days employed during the applicable year) of any unpaid Incentive Bonus Executive would otherwise have received with respect to the year in which the Date of Termination occurs, payable at the time the Incentive Bonus would otherwise be payable to Executive; provided, however, that 100% of the Incentive Bonus shall be determined solely with reference to the actual financial performance of Company for the full year (based on the goals previously established with respect thereto) (rather than a portion of the Incentive Bonus determined on the basis of individual performance), if there are such financial goals previously established; provided, further, in the event that no Company financial performance goals have been established for such year, then that portion of the Incentive Bonus that would have (but for this Section 4.2(a)) related to the achievement of the individual performance target shall be deemed to have been fully achieved and shall determine 100% of the Incentive Bonus potential; and

(iv) any vested or accrued and unpaid payments, rights or benefits Executive may be otherwise entitled to receive pursuant to the terms of Attachment "A" or any written retirement, pension or other employee benefit or compensation plan maintained by Company at the time or times provided therein.

(b)           In addition to the compensation and benefits described in Section 4.2(a):

(i)          If Executive's employment hereunder is terminated by Company other than for Cause or if Executive terminates his employment for Good Reason, and in either event Executive experiences a Separation From Service, then subject to the conditions stated below Company shall pay Executive, in substantially equal installments at Executive's regular pay intervals in effect prior to such Separation From Service, over a period of eighteen (18) months, an aggregate amount equal to one-and-one-half (1.5) (the "Multiple") times the sum of

(aa)          Executive's annual Base Salary, and

(bb)          the target Incentive Bonus for Executive with respect to the year in which the Separation From Service occurs (or if no target has been set for that year, the target Incentive Bonus for the most recent year in which a target Incentive Bonus was in effect).

The initial installment shall be paid to Executive on the first regular pay date which would have been in effect for Executive but for the Separation From Service and which occurs on or first following the date (the "First Severance Payment Date") which is thirty (30) days after the date of Executive’s Separation From Service (the "Separation Date").

(ii)          On the Separation Date, Executive's rights under any compensation or benefits programs shall become vested and any restrictions on restricted stock, stock options or contractual rights granted to Executive shall be removed, except as provided in Section 4.6 below.

(iii)          In addition, Company shall compensate Executive for transition expenses in the amount of $45,000 payable on the First Severance Payment Date.

(c)           Executive shall not be required to mitigate the amount of any payment provided for in this Section 4.2 by seeking other employment or otherwise, and no such payment shall be offset or reduced as a result of Executive obtaining new employment.

(d)           Notwithstanding anything else to the contrary in this Agreement, Company's obligation regarding the payments and acceleration provided for in Section 4.2(b)(i) and (ii) is expressly contingent upon Executive both (i) executing a general release in the form attached hereto as Attachment "B" (the "General Release") within twenty one (21) days after the Separation Date, and (ii) the time for revocation of the General Release having lapsed (as determined by counsel to Company) prior to the date which is thirty (30) days after the Separation Date.

4.3           Payment in the Event of Termination Upon Change in Control of Company.

(a)  In the event a Change in Control occurs after the date of this Agreement, the Multiple shall be two (2.0) instead of one-and-one-half (1.5) for purposes of determining the amount payable to Executive under Section 4.2(b)(i) upon any termination of employment described therein, or described in Section 4.3(b), if either occurs on or after the date of such Change of Control.

(b)  Notwithstanding anything else to the contrary in this Agreement, Executive shall be entitled to terminate his employment as a Separation From Service without Good Reason at any time during the 30-day period immediately following the expiration of the six months from the date of the Change in Control.  Upon any such Separation From Service, Section 4.1 shall not apply and Company instead shall be obligated to make the payments and provide the benefits to Executive as set forth in Section 4.2.

(c)  Notwithstanding anything in Section 4.2(b)(i) to the contrary, the aggregate amount payable to Executive thereunder upon any termination of employment described therein, or upon any termination of employment described in Section 4.3(b), that occurs at any time during the 30-day period immediately following the expiration of six months from the date of a Change in Control shall be paid in a lump sum on the First Severance Date if the Change in Control qualifies as a "change in control event" within the meaning of the regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended (such section and its implementing regulations, "Code Section 409A").

(d)  Nothing set forth in this Section 4.3 is intended or shall be construed to limit Executive's right to terminate his employment for Good Reason during the aforementioned six month period, or any other time, or to limit Company's obligation to make the payments or provide the benefits set forth in Section 4.2 upon events described in Section 4.2.

(e)  Executive shall not be required to mitigate the amount of any payment provided for in this Section 4.3 by seeking other employment or otherwise, and no such payment shall be offset or reduced as a result of Executive obtaining new employment.

(f)  If any payment, benefit or entitlement to be made or provided to or for the benefit of Executive under this Agreement or otherwise is at any time determined to be subject to excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, and its implementing regulations, such payment, benefit or entitlement shall be subject to the provisions set forth in Attachment "C" hereto.

4.4           Payments in the Event of Termination upon Death or Termination by Company upon Disability.  If Executive's employment hereunder is terminated as a result of death or by Company as a result of Executive’s Disability:

(a)           Company shall pay Executive (i) his accrued and unpaid Base Salary through the Date of Termination and (ii) any vested or accrued and unpaid payments, rights or benefits Executive may be otherwise entitled to receive pursuant to Attachment "A" (including, without limitation, any unpaid relocation benefits) or the terms of any retirement, pension or other employee benefit or compensation plan maintained by Company at the time or times provided therein; and

(b)           Executive's rights under any compensation or benefits programs shall become vested and any restrictions on restricted stock, stock options or contractual rights granted to Executive shall be removed, except as provided in Section 4.6.

4.5           Flight Benefits.  After a Separation From Service, Company will provide flight benefits (x) on flights operated by Company as to which no permission is required from any other airline and (y) will request and use reasonable efforts to cause Delta Airlines (and any other of Company’s customers requested by Executive) to extend travel benefits, (i) to Executive and his family for two years following termination of Executive’s employment (aa) by Company upon Disability or for other than Cause, (bb) by Executive upon a Change in Control pursuant to Section 4.3(b) or (cc) by Executive for Good Reason and (ii) to Executive’s family for two years following termination of this Agreement upon Executive’s death.

4.5           Transfer of Insurance Policies upon Termination.  Upon termination of Executive's employment by Company or by Executive, then within seventy five (75) days after the termination of employment Company shall transfer to Executive the transferable ownership of any Company owned insurance policy or policies on the life of Executive.  Executive shall be solely responsible for the payment of any premiums due after the Date of Termination.

4.6           Cash Awards under Long-Term Incentive Plan (“LTIP”).  As set forth in Sections 4.2(b)(ii) and 4.4(b), accelerated vesting of Executive’s rights under compensation and benefit programs occurs under the circumstances described in those sections.  For purposes of cash awards under Company’s LTIP as described in Attachment "A" (which for the avoidance of doubt shall not include the Cash Award in Lieu of 2011 LTIP Cash Award), such acceleration means that (a) if the annual performance objective applicable to an award is achieved in a subject year that ended before the Separation Date and the payment date, then Company will pay Executive on the payment date the full amount of the award, and (b) if the annual performance objective applicable to an award is achieved in a subject year that ended after the Separation Date and prior to the payment date, then Company will pay Executive on the payment date an amount equal to such full amount multiplied by a fraction equal to the portion of the subject year which expired on the Separation Date.

4.7           Section 409A Applicability. Notwithstanding any other provision of this Agreement to the contrary, in the case of compensation or benefits provided under Sections 4.2(b)(i) or similar compensation or benefits provided under Section 4.3, if Executive is determined to be a Specified Employee at the time of a Separation From Service and the payment or provision of such compensation is made as a result of the Separation From Service and is properly treated as a deferral of compensation subject to Code Section 409A after taking into account all exclusions applicable to such payment under Section 409A, then no portion of such benefits or other such compensation shall be made before the date that is six (6) months after the Separation Date or, if earlier, the date of death of the Specified Employee.  Any compensation which would otherwise be paid within such six (6) month period after the Separation Date shall be paid on the date which is six (6) months and one day after the Separation Date, or the first business day thereafter.  Each payment under this Agreement, including each installment of severance under Section 4.2(b)(i), and each payment to be made to Executive under any nonqualified deferred compensation plan (within the meaning of Code Section 409A) maintained by Company in which Executive participates, shall be deemed to be a separate payment for purposes of Code Section 409A.  To the extent any reimbursement, payment or indemnification of any expenses  or the provision of any in-kind benefits under this Agreement, including Attachment "A", or otherwise is subject to Code Section 409A (after taking into account all exclusions applicable to such reimbursements or payments under Code Section 409A), (i) the amount of such expenses eligible for reimbursement or indemnification or in-kind benefits to be provided during any calendar year shall not affect the amount of such expenses eligible for reimbursement or indemnification or in-kind benefits to be provided in any other calendar year, (ii) reimbursement or indemnification of any such expense shall be made by no later than December 31 of the year next following the calendar year in which such expense is incurred, and (iii) Executive’s right to receive such reimbursements or indemnification or in-kind benefits shall not be subject to liquidation or exchange for another benefit.  The provisions and application of this paragraph will be construed and applied in a manner consistent with Code Section 409A and Treasury Regulations or other guidance issued thereunder.

5.           Board/Committee Resignation.

Executive's termination of employment or Separation From Service, for any reason, shall constitute, as of the date of such termination and to the extent applicable, a resignation as an officer of Company and a resignation from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of Company's Affiliates and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which Company or any Affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as Company's or such Affiliate's designee or other representative.

6.           Confidentiality, Non-Competition, Non-Solicitation, Non-Disparagement.

(a)  Confidentiality.  While employed by Company and thereafter, Executive shall not disclose any Confidential Information either directly or indirectly, to anyone (other than appropriate Company employees and advisors), or use such information for his own account, or for the account of any other person or entity, without the prior written consent of Company or except as required by law. This confidentiality covenant has no temporal or geographical restriction. For purposes of this Agreement, "Confidential Information" shall mean all non-public information respecting Company's business, including, but not limited to, its services, pricing, scheduling, products, research and development, processes, customer lists, marketing plans and strategies, and financing plans, but excluding information that is, or becomes, available to the public (unless such availability occurs through an unauthorized act on the part of Executive). Upon termination of this Agreement, Executive shall promptly supply to Company all property and any other tangible product or document that has been produced by, received by or otherwise submitted to Executive during or prior to his term of employment, and shall not retain any copies thereof.

(b)  Non-Competition.  Executive acknowledges that his services are of special, unique and extraordinary value to Company. Accordingly, if Company is paying or has paid the Executive an amount determined by the Multiple in Section 4.2(b)(i) or 4.3(a), then the  Executive shall not at any time prior to the first anniversary of the Date of Termination become an employee, consultant, officer, partner or director of any air carrier which competes with Company (or any of its affiliates).

(c)  Non-solicitation.  Executive shall not, at any time prior to the first anniversary of the Date of Termination, whether on Executive's own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly, (x) solicit or encourage any employee of Company or its Affiliates to leave the employment of Company or its Affiliates or (y), without permission of Company, knowingly hire a former employee of Company or its Affiliates.

(d)  Non-disparagement.  While employed by Company and at any time prior to the later of the first anniversary of the Date of Termination or the cessation of any payments due Executive under Section 4.2 or 4.3, Executive agrees not to make any untruthful or disparaging statements, written or oral, about Company, its Affiliates, their predecessors or successors or any of their past and present officers, directors, stockholders, partners, members, agents and employees or Company's business practices, operations or personnel policies and practices to any of Company's customers, clients, competitors, suppliers, investors, directors, consultants, employees, former employees, or the press or other media in any country.

(e)  Condition and Remedies.  Notwithstanding the foregoing, if Executive is entitled to any payments under Sections 4.2 or 4.3 hereof, then Executive's obligations pursuant to this Section 6 are specifically conditioned on Company paying (whether in installments or as a lump sum, as required herein) any amounts to which Executive may be entitled thereunder in the manner required. Executive agrees that any breach of the terms of this Section 6 would result in irreparable injury and damage for which there would be no adequate remedy at law, and that, in the event of said breach or any threat of breach, Company shall be entitled to (i) an immediate injunction and restraining order to prevent such breach or threatened breach, without having to prove damages and (ii) any other remedies to which Company may be entitled at law or in equity. Executive further agrees that the provisions of the covenant not to compete are reasonable. Should a court determine, however, that any provision of the covenant not to compete is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenant should be interpreted and enforced to the maximum extent which such court deems reasonable. The provisions of this Section 6 shall survive any termination of this Agreement and Executive's term of employment.  The existence of any claim or cause of action or otherwise, shall not constitute a defense to the enforcement of the covenants and agreements of this Section 6.

7.           Successors and Assigns.

(a)  This Agreement shall bind any successor to Company, whether by purchase, merger, consolidation or otherwise, in the same manner and to the same extent that Company would be obligated under this Agreement if no such succession had taken place.

(b)  This Agreement shall not be assignable by Executive.  This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

8.           Term.  The term of this Agreement shall commence on the Effective Date and end upon Executive's termination of employment.  The rights and obligations of Company and Executive shall survive the termination of this Agreement to the fullest extent necessary to give effect to the terms hereof.

9.           Notices.  Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or e-mail, the day after delivery to Federal Express for overnight delivery, two days after delivery to the United States Postal Service for mailing, addressed:

(a) if to Executive, to the address set forth on the signature page hereto, and

(b) if to Company, c/o Pinnacle Airlines Corp., One Commerce Square, Memphis, TN 38103  Attention: Chairman of the Board of Directors, or, in each case, to such other address as may have been furnished in writing.

10.           Withholding.

All payments required to be made by Company hereunder shall be subject to the withholding and/or deduction of such amounts as are required to be withheld or deducted pursuant to any applicable law or regulation.  Company shall have the right and is hereby authorized to withhold or deduct from any compensation or other amount owing to Executive, applicable withholding taxes and deductions and to take such action as may be necessary in the opinion of Company to satisfy all obligations for the payment of such taxes or deductions.

11.           Certain Defined Terms.  As used herein, the following terms have the following meanings:

"Agreement" shall mean this Management Compensation Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance herewith.

"Affiliate" shall mean any corporation, trust, partnership, limited liability company or other organization which controls, is controlled by, or is under common control with Company.

"Base Salary" shall mean the salary of Executive in effect from time to time under Section 2.1.

"Board" shall mean the Board of Directors of Company.

"Cause" shall mean with respect to termination by Company of Executive's employment hereunder (i) an act or acts of dishonesty by Executive resulting in, or intended to result in, directly or indirectly, any personal enrichment of Executive, (ii) an act or acts of dishonesty by Executive intended to cause substantial injury to Company, (iii) material breach (other than as a result of a Disability) by Executive of Executive's obligations under this Agreement which action was (a) undertaken without a reasonable belief that the action was in the best interests of Company and (b) not remedied within a reasonable period of time after receipt of written notice from Company specifying the alleged breach, (iv) Executive's conviction of, or plea of nolo contendere to, (a) a crime constituting  a felony under the laws of any country, the United States or any state thereof or (b) a misdemeanor involving moral turpitude, (v) a material breach of (a) Company's policies and procedures in effect from time to time or (b) the provisions of this Agreement; provided, however, that such breach shall constitute "Cause" only if Company gives Executive notice pursuant to Section 9 hereof, which shall include a detailed and specific description of the alleged material breach or breaches.

"Change in Control" shall have the meaning given such term in the Stock Incentive Plan in effect on the effective date of this Agreement.

"Company" shall mean Pinnacle Airlines Corp., a Delaware corporation, and any successor thereto.

"Date of Termination" shall mean, with respect to Executive, the date of termination of Executive's employment hereunder after the notice period provided by Section 3.4.

"Disability" shall mean Executive's physical or mental condition which prevents continued performance of his duties hereunder, if Executive establishes by medical evidence that such condition will be permanent and continuous during the remainder of Executive's life or is likely to be of at least three (3) years duration.

"Effective Date" shall mean November 30, 2011.

"Good Reason" shall mean with respect to an Executive, any one or more of the following:
(a)           a material reduction in Executive's Base Salary or level of target bonus under the Bonus Plan or any successor bonus plan without Executive's consent;

(b)           any substantial and sustained diminution in Executive's title, position, authority, or responsibilities hereunder (unless due to Executive's Disability); or

(c)           a failure by Company to comply with any provision of this Agreement; provided, however, that the foregoing events shall constitute Good Reason only if Company fails to cure such event within thirty (30) days after receipt from Executive of written notice of the event which constitutes Good Reason; provided, further, that "Good Reason" shall cease to exist for an event on the 90th day following the later of its occurrence or Executive's knowledge thereof, unless Executive has given Company written notice thereof prior to such date.

In order for Executive's termination of his employment to be considered for Good Reason, such termination must occur within one (1) year after the event giving rise to such Good Reason. Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

"Incentive Compensation Programs" shall have the meaning set forth in Section 2.2, and shall include the Annual Bonus and the Long-Term Incentive programs referenced in Attachment "A".

"Notice of Termination"  shall mean a notice specifying the Date of Termination.

"Separation Date" shall mean the date of Executive's Separation From Service.

"Separation From Service" shall mean the date from and after which the parties reasonably anticipate that no further services will be performed by Executive, or (if Executive is anticipated to continue providing services to Company in any capacity) that the level of bona fide services Executive would perform for Company from and after such date (whether rendered as an employee or as an independent contractor) would permanently not exceed twenty (20) percent of the average level of bona fide services performed (whether rendered as an employee or as an independent contractor) by the individual during the immediately preceding 36-month period.  (Thus, Executive would not be entitled to the benefit of Sections 4.2 and 4.3 unless and until he has experienced a Separation From Service, as defined in the preceding sentence.

"Specified Employee" means a service provider who, as of the date of the service provider’s Separation from Service, is a key employee of a service recipient any stock of which is publicly traded on an established securities market or otherwise. A key employee is any individual who is described in Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the Regulations thereunder and disregarding section 416(i)(5)) at any time during the 12-month period ending on a Specified Employee identification date. The provisions and application of this paragraph will be construed and applied in a manner consistent with Code Section 409A and Treasury Regulations of other guidance issued thereunder.

12.           Executive Representation.  Executive hereby represents to Company that the execution and delivery of this Agreement by Executive and Company and the performance by Executive of Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

13.           Amendment.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and an officer of Company authorized by the Board to do so.  No waiver of any provision of this Agreement shall be deemed a continuing waiver or a waiver of any other provision, whether or not similar.

14.           Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Tennessee, without regard to principles of conflicts of laws. The provisions of this Agreement are intended to be construed and applied in a manner consistent with compliance with Code Section 409A, where applicable.  Accordingly, the provisions hereof shall be construed and applied consistent with such intent, to the extent applicable.

15.           Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

16.           Arbitration.  Except as otherwise provided in Paragraph 17 of this Agreement, all disputes and controversies arising from or in conjunction with Executive's employment with, or any termination from, Company and all disputes and controversies arising under or in connection with this Agreement (except claims for vested benefits brought under ERISA) shall be settled by mandatory arbitration conducted before one arbitrator having knowledge of employment law in accordance with the rules for expedited resolution of employment disputes of the American Arbitration Association then in effect. The arbitration shall be held in the Memphis, Tennessee metropolitan area at a location selected by Company. The determination of the arbitrator shall be made within thirty (30) days following the close of the hearing on any dispute or controversy and shall be final and binding on the parties. The parties hereby waive their right to a trial of any and all claims arising out of this Agreement or breach of this Agreement.  Each party agrees to pay his or its own costs and expenses incurred in connection with any arbitration including, without limitation, attorney's fees and one-half of the arbitrator's fees, unless the arbitrator determines that such expenses must be otherwise allocated under applicable law to maintain the validity of this Section 16.

17.           Specific Performance.  Notwithstanding Section 16 of this Agreement, if Executive breaches or threatens to commit a breach of Section 6 of this Agreement, Company shall have the right to specific performance (i.e., the right and remedy to have the terms and conditions of Section 6 specifically enforced by a court of competent jurisdiction), it being agreed that any breach or threatened breach of Section 6 would cause irreparable injury and that money damages may not provide an adequate remedy.  If Company exercises its right to seek specific performance in a court of competent jurisdiction, Executive may assert any claims he may have against Company or its Affiliates in such action, and nothing set forth in Paragraph 16 of this Agreement is intended or shall be construed to limit Executive's right to assert such claims.

18.           Cooperation.  Executive shall provide his reasonable cooperation in connection with any investigation, action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive's employment hereunder. This provision shall survive any termination of this Agreement.

19.           Compensation Limitation.  Notwithstanding the foregoing, Executive and Company agree that (i) to the extent permitted by any Federal statute (the "Act") that limits compensation of Executive hereunder, any payments or benefits payable to Executive under this Agreement (including, without limitation, payments under Sections 2 and 4 hereof) or pursuant to any other compensation or benefit plan of Company or other arrangement between Company and Executive that do not comply with the Act shall be deferred until such payments or benefits may be paid under the Act, and (ii) to the extent the Act does not permit the deferral of any such payments or benefits, the maximum compensation and/or severance Executive may receive from Company under this Agreement or any other compensation or benefit plan of Company or other arrangement between Company and Executive will not exceed the amount allowed under the Act.

20.           Entire Agreement.

This Agreement, any award agreement between Company and Executive entered into pursuant to Company's stock Incentive Compensation Programs, and Company's employee benefit plans in which Executive will continue to participate as provided in this Agreement, contain the entire understanding between Company and Executive with respect to Executive's employment with Company and supersede in all respects any prior or other agreement or understanding between Company or any Affiliate of Company and Executive with respect to Executive's employment.

IN WITNESS WHEREOF, Company and Executive have executed this Agreement as of the day and year first above written.

[This space purposely left blank.  Next page is the signature page.]

IN WITNESS WHEREOF, Company and Executive have executed this Agreement as of the day and year first above written.

PINNACLE AIRLINES CORP.

By:    /s/ Sean E. Menke
Sean E. Menke, Chief Executive Officer

EXECUTIVE:
  /s/ Brian T. Hunt
BRIAN T. HUNT

Attachment "A"

Position:                                               Vice President and General Counsel

Reporting to:                                        President and Chief Executive Officer

Location:	Executive will be expected to perform his duties from the Company’s office in Memphis, Tennessee

Base Salary:	Executive’s base salary in effect on the Effective Date, subject to review on an annual basis

Annual Bonus:
Executive will be eligible to participate in Company’s Annual Bonus Program, with an annual target of 50% of Base Salary and a maximum of 100% of Base Salary, with the actual amount determined by the Board of Directors based on Executive's performance relative to pre-established corporate and individual objectives.  Payment will be no later than April 30 of each year.

Long-Term Incentive:	Executive will continue to participate in Company’s Long-Term Incentive Program under which Executive will receive a restricted stock award and a cash award.

Restricted Stock Award.  Each year Executive will receive under the LTIP a restricted stock award under Company’s 2003 Stock Incentive Plan, as amended May 15, 2008 (or any successor plan), of shares valued at no less than 75% of Base Salary and the shares will vest ratably over three years without regard to performance of Company; provided, however, that the Board of Directors may cause the LTIP to be amended to permit awards of equity to Executive based upon performance, so long as LTIP equity awards to all executive officers of Company are also subject to performance objectives. The issuance and resale of shares under such plan are registered with the Securities and Exchange Commission pursuant to a Registration Statement on form S-8.

Cash Award.  The cash award will be at a targeted amount of 75% of Base Salary (“Target”) and a maximum of 112.5% of Base Salary, with the actual amount determined by the Board of Directors based on corporate performance relative to pre-established annual objectives.  The objectives for Executive will be the same as for other program participants.  The cash portion will be payable within 10 business days after the third anniversary of the award date.

2011 LTIP Restricted Stock Award.  For the 2011 fiscal year, Executive's LTIP restricted stock award shall be 75% of Base Salary, and the vesting schedule shall be the same as the vesting schedule for other officers of Company that were recipients of a restricted stock award under the LTIP for fiscal 2011 (being 1/3 of the restricted stock award vesting on February 8th in each of the years 2012, 2013 and 2014).

Cash Award in Lieu of 2011 LTIP Cash Award
To avoid a three-year delay in realizing the value from the cash component of the first LTIP Cash Award, the Company established several transition periods for evaluating performance.  The period from July 1, 2011 to December 31, 2011 will be treated as six-month performance measuring period using one-third of the applicable percentage as the payout basis.  2012 will be treated as a one-year performance measuring period using two-thirds of the applicable percentage as the payout basis.  The period from 2012 to 2013 will be treated as a two-year performance measuring period using the full applicable percentage as the payout basis.  The period from 2012 to 2014 would be the first full three-year performance measuring period under the Cash LTIP.  The 2011 performance objectives shall be as determined by the Company’s Board of Directors.

401(k):	You will be eligible to participate in the Pinnacle Corp 401(k) Plan to the same extent as other Company executives.

Employment Benefits:	Executive will be eligible to participate in Company’s health benefit plans on the same basis made available to other executives of Company.

Executive Physical:	Annual visit to the Mayo Clinic for a medical checkup.

Vacation:	3 weeks per year.

Travel Benefits:
Positive space, first class (where available) travel benefits for Executive, Executive's spouse, and Executive's children on all Pinnacle Airlines and Delta Air Lines (mainline and Delta Connection) flights (if permited by any non-Pinnacle flag airline involved).

Other Benefits:	Annual Delta SkyClub membership. Complimentary parking at Memphis airport.

Attachment "B"

GENERAL RELEASE

This Release is made and entered into by Brian T. Hunt (the "Executive") and Pinnacle Airlines Corp. (the "Company").

In consideration of the payments, benefit continuation and acceleration provided for in Section 4.2(b)(i) and (ii) of this Management Compensation Agreement, Executive, on behalf of himself and for any person or entity who may claim by or through him, irrevocably and unconditionally releases, waives, and forever discharges Company, its past, present, and future subsidiaries, divisions, Affiliates, successors, and their respective officers, directors, attorneys, agents, and present and past employees from any and all claims or causes of action that Executive had, has, or may have relating to Executive's employment with Company and/or termination therefrom up to and including the date of this Agreement, including but not limited to any claims under Title VII of the Civil Rights Act of 1964, as amended, the Tennessee Human Rights Act, the Age Discrimination in Employment Act ("ADEA"), and claims under any other federal, state, or local statute, regulation, or ordinance, including wrongful or retaliatory discharge.

This Release shall not be construed as an admission by Company of any liability, wrongdoing, or violation of any law, statute, regulation, agreement or policy, and Company denies any such liability or wrongdoing.

Executive acknowledges and agrees that this Release includes a release and waiver as to claims under the ADEA.  Executive is hereby advised to consult with an attorney prior to executing the Management Compensation Agreement and this Release.  Executive acknowledges and confirms that he understands and agrees to the terms and conditions of this Release; that these terms are written in layperson terms, and that he has been fully advised of his rights to seek the advice and assistance of consultants, including an attorney, to review this Release.  Executive further acknowledges that he does not waive any rights or claims under the ADEA that arise after the date this Release is signed by him, and specifically, Executive understands that he is receiving money and benefits beyond anything of value to which he is already entitled from Company.  Executive acknowledges that he has had up to 21 days to consider whether to accept and sign this Release, and has had adequate time and opportunity to review the Release and consult with any legal counsel or other advisors of his choosing.  Executive understands that if he signs this Release before the expiration of the 21-day period, his signature will evidence his voluntary election to forego waiting the full 21 days to sign this Release.  If Executive chooses not to accept, or the 21-day period expires without his acceptance, then the offer in this Release is null and void.  Executive further acknowledges that in compliance with the Older Workers' Benefit Protection Act of 1990, he has been fully advised by Company of his right to revoke and nullify this Release, and that this revocation must be exercised, if at all, within seven days of the date he signs this Release.  Executive may revoke his acceptance at any time within the seven days following his signing of this Release by notifying Company of his decision to revoke the acceptance by writing directed and delivered to Pinnacle Airlines Corp., One Commerce Square, Memphis, TN 38103, Attention:  Chairman of the Board.

Acceptance of this offer is strictly voluntary.  This Release shall become effective and enforceable only after the seven-day revocation period has expired.  Should Executive decline to accept the benefits of this Release, or if is revoked by him, Executive will not receive the proposed additional compensation and benefits.

By his signature below, Executive accepts the terms of this Release.

PINNACLE AIRLINES, INC.	EXECUTIVE
By: _____________________________	________________________________
Name:	Name: Brian T. Hunt
Title:
Date:	Date:

Attachment "C"

Modified 280G Cutback

(A)           Notwithstanding any other provisions of the employment agreement or otherwise, in the event that any payment, entitlement or benefit paid or payable to, or for the benefit of, Executive (including any payment, entitlement or benefit paid or payable in connection with a Change in Control or the termination of Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments, entitlements and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Code Section 4999 (the “Excise Tax”), then the Total Payments which constitute “parachute payments” within the meaning of Code Section 280G and its regulations shall be reduced (but not below zero) as set forth herein, to the smallest extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).  The Total Payments which constitute “parachute payments” within the meaning of Code Section 280G and its regulations shall be reduced in the following order: (A) reduction by cancellation of the acceleration of their dates of payment, in inverse order of their originally scheduled payment dates, for any payments that became fully vested prior to the change in control and that pursuant to paragraph (b) of Treas. Reg.  1.280G-1, Q/A 24 are treated as payment solely by reason of the acceleration of their originally scheduled dates of payment, (B) reduction of any cash severance payments otherwise payable to Executive, including without limitation, the pro-rata bonus (but with respect to the pro-rata bonus only that portion of the full amount which is treated as contingent on the Code Section 280G change in control pursuant to paragraph (a) of Treas. Reg. §1.280G-1, Q/A 24), in the inverse order of their originally scheduled payment dates, (C) reduction of any other cash payments or benefits otherwise payable to Executive, but excluding any payment attributable to the acceleration of vesting or payment with respect to any equity or long-term incentive award, in the inverse order of their originally scheduled payment dates, (D) reduction of any other payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Code Section 409A, but excluding any payment attributable to the acceleration of vesting and payment with respect to any equity or long-term incentive award,  (E) reduction of any payments attributable to the acceleration of vesting or payment with respect to any equity or long-term incentive award other than any stock option or stock appreciation award, in the inverse order of their originally scheduled payment dates, and (F) reduction of any payments attributable to the acceleration of vesting or payment with respect to any stock option or stock appreciation right.

(B)           A determination as to whether any Excise Tax is payable with respect to the Total Payments and if so, as to the amount thereof, and a determination as to whether any reduction in the Total Payments is required pursuant to the provisions of paragraph (A) above, and if so, as to the amount of the reduction so required, shall be made by an independent auditor of nationally recognized standing selected by Company (other than the accounting firm that is regularly engaged by Company or any party that is effecting the change in control) (“Independent Advisor”), all of whose fees and expenses shall be borne and directly paid solely by Company.  The parties hereto shall cooperate to cause the Independent Advisor to timely provide a written report of its determinations, including detailed supporting calculations, both to Executive and to Company.

(C)           For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Code Section 280G(b) shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of the Independent Advisor, does not constitute a “parachute payment” within the meaning of Code Section 280G(b)(2) (including by reason of Code Section 280G(b)(4)(A)) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of the Independent Advisor, constitutes reasonable compensation for services actually rendered, within the meaning of Code Section 280G(b)(4)(B), in excess of the Base Amount (as defined in Code Section 280G(b)(3)) allocable to such reasonable compensation, and (iii) the value of any non cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisor in accordance with the principles of Code Sections 280G(d)(3) and (4).